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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                      -----------------------------------


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported):  May 3, 2000


                           HANOVER COMPRESSOR COMPANY
               (Exact Name of Registrant as Specified in Charter)

          Delaware                   1-13071                  76-0625124
      (State or Other        (Commission File Number)       (IRS Employer
Jurisdiction of Incorporation)                            Identification No.)
       Incorporation)

12001 North Houston Rosslyn                                      77086
Houston, Texas  77086                                          (Zip Code)
(Address of Principal Executive Offices)

      Registrant's telephone number, including area code:  (281) 447-8787
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Item 5.  Other Events.

See the following press release announcing the acquisition of Applied Process Solutions, Inc. by Hanover Compressor Company.

HANOVER COMPRESSOR TO ACQUIRE APPLIED PROCESS SOLUTIONS, INC.

ADDITION STRENGTHENS COMPRESSION, GAS HANDLING OFFERING AND GEOGRAPHIC REACH

HOUSTON--(BUSINESS WIRE)--May 3, 2000--Hanover Compressor Company (NYSE: HC - news), the leader in outsourced compression services for the natural gas industry, today announced it has signed a definitive agreement to acquire Applied Process Solutions, Inc. (APSI), one of the world's leading suppliers of natural gas and oil processing equipment, in an all-stock transaction.

Under terms of the agreement, which has received the approval of the Boards of Directors of both companies, Hanover will acquire APSI in a stock transaction for approximately 1,150,000 shares of Hanover common stock. Michael J. McGhan, President and Chief Executive Officer of Hanover Compressor, said this strategic acquisition would provide a substantial benefit to shareholders by extending Hanover's global market reach in outsourced services to the natural gas industry.

Comprised of such well-established companies as T.H. Russell Co. of Tulsa, Oklahoma, and Maloney Industries of Calgary, Alberta, Canada, APSI is a worldwide leader in the design, fabrication and installation of a full range of processing, treating and production equipment. APSI has sales, engineering and manufacturing facilities in Tulsa, OK, Houston, TX, Calgary and Edmonton, Alberta, Canada, Mexico City, Beijing, China and London and Birmingham, England, positioning the company to significantly add to Hanover's geographic market reach and existing outsourced turnkey gas treating and gas handling business. APSI has almost 500 employees and production facilities in the U.S., Canada and the U.K. APSI had 1999 revenues of $73.9 million and anticipates revenues of approximately $95 million this year.

"Several years ago, a key South American customer asked Hanover to provide outsourced gas treating services together with our core contract compression service to meet their full gas handling needs," said McGhan. "From this small start, Hanover has built a substantial outsourced gas treating business around the world, operating skid-mounted mobile processing plants that are provided with outsourced compression services in certain applications. APSI's know-how, experience and worldwide presence greatly enhances Hanover in this growing part of our business, adding world-class process design and manufacturing capability, substantial international experience and customer relationships which will enable our company to compete more effectively on large-scale, turnkey projects. The acquisition of these leading companies is highly complementary to our core compression rental and services business and enhances Hanover's ability to provide a broader range of outsourcing solutions and provides us immediate access to markets in Europe, Africa, the Middle East and the Asia-Pacific region."

"Our customers increasingly seek an outsourced solution to their production, separation and treatment needs which often require substantial compression, making the fit with Hanover an
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especially good one for our customers and employees," said Brad Goebel,
President and CEO of Applied Process Solutions. "We are pleased to join the Hanover family."

Maloney Industries Inc. is a worldwide leader in the engineering and manufacture of skid-mounted process equipment for the oil processing industry. This includes equipment such as separators, heaters, free water knock outs, and oil emulsion treaters. Maloney also supplies skid-mounted dehydration units, skid-mounted oil and gas production equipment, sulfur recovery plants and gas treating facilities. It has expanded its international presence with the acquisition of UK-based Burnett & Lewis Ltd., and Tubefabs Ltd. and Wells-Hall Manufacturing Ltd. of Edmonton, Alberta, Canada.

T.H. Russell Co. is a leader in the engineering, manufacture, and installation of skid-mounted gas processing equipment such as gas liquid recovery plants, gas and liquid treating plants and fractionation plants. It also supplies a variety of refinery equipment including crude distillation, isomerization, catalytic reforming, vacuum distillation, and hydro treating units.

Hanover Compressor Company is the market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, its customers include premier independent and major producers and distributors throughout the Western Hemisphere.

This news release contains forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the completion of the transaction and the demand for Hanover's products and services. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Form 10-K for the fiscal year ended December 31, 1999.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                HANOVER COMPRESSOR COMPANY

Date:    May 5, 2000            By:  /s/ Michael J. McGhan
                                     ---------------------------------
                                Name:  Michael J. McGhan
                                Title:  President and Chief Executive Officer